As filed with the Securities and Exchange Commission on December  ___,  2001
                                                  Registration No. 333-82417
===============================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                              ____________________

                         POST-EFFECTIVE AMENDMENT NO. 1
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                              ____________________

                             UCAR INTERNATIONAL INC.
             (Exact Name of Registrant as Specified in Its Charter)
                               ____________________


            Delaware                                           06-1385548
 (STATE OR OTHER JURISDICTION OF                            (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)                         IDENTIFICATION NUMBER)

                        3102 WEST END AVENUE, SUITE 1100
                           NASHVILLE, TENNESSEE 37203
                                 (615) 760-8227
               (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
        INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                                ____________________

                             KAREN G. NARWOLD, ESQ.
                  VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                             UCAR INTERNATIONAL INC.
                        3102 WEST END AVENUE, SUITE 1100
                           NASHVILLE, TENNESSEE 37203
                                 (615) 760-7724
           (NAME AND ADDRESS, INCLUDING ZIP CODE AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                              ____________________

                               COPY REQUESTED TO:
                             M. RIDGWAY BARKER, ESQ.
                            KELLEY DRYE & Warren LLP
                               Two Stamford Plaza
                              281 Tresser Boulevard
                           Stamford, Connecticut 06901
                               ____________________

   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as possible after the effective date of this Registration Statement.

   If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.|X|

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.|_|

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.|_|
                               ------------------
   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.|_|
                ------------------------------------------------

                       CALCULATION OF REGISTRATION FEE (1)
===================================================================================================================================
                                                                        PROPOSED MAXIMUM         PROPOSED MAXIMUM
                                                      AMOUNT TO          OFFERING PRICE             AGGREGATE         AMOUNT OF
   TITLE OF SHARES TO BE REGISTERED                 BE REGISTERED          PER SHARE              OFFERING PRICE   REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per share(2).......     544,845(3)           $25.06(3)               $13,653,816(3)        $3,796(3)
===================================================================================================================================
(1) This Registration Statement, as amended, on Form S-3 is being filed pursuant to Rule 429 under the Securities Act of 1933, as amended (the "Securities Act"). 2,431,151 shares of Common Stock were previously registered, and a fee of $33,980.90 was previously paid, under our Registration Statement on Form S-3, no. 333-26097, which is hereby combined with this Registration
    Statement under Rule 429.
(2) Includes certain rights associated with the shares of Common Stock pursuant to the Rights Agreement dated August 7, 1998 between the Registrant and Computershare Investor Services, LLC.
(3) A fee of $3,796 was previously paid.  No additional shares are being registered hereby.
---------------------

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                EXPLANATORY NOTE

The purpose of this Amendment No. 1 to Registration Statement on Form S-3 of UCAR International Inc. ("we" or "us") is to update the Selling Stockholder section. A fully updated prospectus is being filed herewith. Shares of Common Stock were previously registered under our Registration Statement on Form S-3, No. 333-26097, which is hereby combined with this Registration Statement pursuant to Rule 429 under the Securities Act.

                                2,881,461 SHARES

                             UCAR INTERNATIONAL INC.

                                  COMMON STOCK
                                ($.01 par value)

         This Prospectus may be used by certain Selling Stockholders, identified in this prospectus, for the offer and sale of up to 2,881,461 shares of our Common Stock.

         The Shares may be offered and sold from time to time by one or more of the Selling Stockholders. No Selling Stockholder is required to offer or sell any of his Shares. The Selling Stockholders anticipate that, if and when offered and sold, the Shares will be offered and sold in transactions effected on the New York Stock Exchange (NYSE) at then prevailing market prices. The Selling Stockholders reserve the right, however, to offer and sell the Shares on any other national securities exchange on which the Common Stock may become listed or in the over-the-counter market, in each case at then prevailing market prices, or in privately negotiated transactions at a price then to be negotiated. All offers and sales made on the NYSE or any other national securities exchange or in the over-the-counter market will be made through or to licensed or registered brokers and dealers.

         All proceeds from the sale of the Shares will be paid directly to the Selling Stockholders and will not be deposited in an escrow, trust or other similar arrangement. We will not receive any proceeds from the offer and sale of these shares of Common Stock by the Selling Stockholders. We will bear all of the expenses in connection with the registration of these Shares, including legal and accounting fees. No discounts, commissions or other compensation will be allowed or paid by the Selling Stockholders or us in connection with the offer and sale of these shares of Common Stock, except that usual and customary brokers' commissions or dealers' discounts may be paid or allowed by the Selling Stockholders.

         Our corporation was formed under the laws of the State of Delaware on November 24, 1993. Our corporate offices are located at 3102 West End Avenue, Suite 1100, Nashville, Tennessee 37203, and our telephone number is (615) 760-8227.

         Our Common Stock is traded on the NYSE under the symbol "UCR." On [______ __, 2001] the closing sale price of the Common Stock, as reported by the NYSE, was $[__.__] per share.


         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


              The date of this Prospectus is [__________ __, 2001].

         No broker, dealer, salesperson or other person has been authorized to give any information or to make any representation not contained in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by us or any of the Selling Stockholders. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs since the date hereof or that the information contained herein is correct as of any time subsequent to the date hereof. This Prospectus shall not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction to any person to whom it would be unlawful to make such an offer or solicitation in such jurisdiction.


AVAILABLE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (Commission). You may read and copy any of the information on file with the Commission at the Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: 233 Broadway, New York, New York 10279, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of the filed documents can be obtained by mail from the Public Reference Section of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. You may call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. The Commission also maintains a Web Site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the Commission's Web Site is http://www.sec.gov.

         This Prospectus constitutes a part of a Registration Statement on Form S-8 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") that we filed with the Commission under the Securities Act of 1933. This Prospectus does not contain all of the information set forth in the Registration Statement. Certain parts of the Registration Statement are omitted in accordance with the rules and regulations of the Commission. Reference is made to the Registration Statement and exhibits thereto for further information. Exhibits to the Registration Statement that are omitted from this Prospectus may also be obtained at the Commission's Web Site described above. Statements contained or incorporated by reference herein concerning the provisions of any agreement or other document filed as an exhibit to the Registration Statement or otherwise filed with the Commission are not necessarily complete, and readers are referred to the copy so filed for more detailed information, each such statement being qualified in its entirety by such reference.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The Commission allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the Commission under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until all of the shares offered are sold.

         1. Our Annual Report on Form 10-K for the year ended December 31, 2000 (the "2000 10-K"), as filed with the Commission on March 20, 2001;

         2.     Our Quarterly Report on Form 10-Q for the quarter ended
March 31, 2001 (the "March 10-Q"), as filed with the Commission on May 8, 2001;

         3. Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2001 (the "June 10-Q"), as filed with the Commission on August 8, 2001;

         4. Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2001 (the "September 10-Q"), as filed with the Commission on November 14, 2001;

         5. Our Current Report on Form 8-K, as filed with the Commission on May 15, 2001;

         6. Our Current Report on Form 8-K, as filed with the Commission on June 5, 2001;

         7. Our Current Report on Form 8-K, as filed with the Commission on July 18, 2001;

         8. Our Current Report on Form 8-K, as filed with the Commission on July 19, 2001;

         9. The portions of the Proxy Statement for our 2001 Annual Meeting that have been incorporated by reference into the 2000 10-K;

         10. The description of the Common Stock, contained in our Registration Statement on Form 8-A (File No. 1-13888) dated July 28, 1995 and filed with the Commission under Section 12 of the Exchange Act including any amendments or reports filed for the purpose of updating such description; and

         11. The description of the Rights, contained in our Registration Statement on Form 8-A (File No. 1-13888) dated September 10, 1998 and filed with the Commission under Section 12 of the Exchange Act including any amendments or reports filed for the purpose of updating such description.

         Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes that statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         You can request, and we will send to you without charge, copies of documents that are incorporated by reference in this Prospectus but which are not delivered to you (other than exhibits to such documents which are not specifically incorporated by reference). You may request these copies by writing or telephoning the Company at: UCAR International Inc., 3102 West End Avenue, Suite 1100, Nashville, Tennessee 37203, (615) 760-8227.

         You should rely on the information incorporated by reference or provided in this Prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information.

RISKS REGARDING FORWARD-LOOKING STATEMENTS AND RISK FACTORS

         This Prospectus contains forward looking statements. In addition, from time to time, we or our representatives have made or may make forward looking statements orally or in writing. These include statements about such matters as: future production and sales of steel, aluminum, fuel cells, electronic devices and other products that incorporate our products or that are produced using our products; future prices and sales of and demand for graphite electrodes and other products; future operational and financial performance of various businesses; strategic plans and programs; impacts of regional and global economic conditions; restructuring, realignment, strategic alliance, supply chain, technology development and collaboration, investment, acquisition, joint venture, operating, integration, tax planning, rationalization, financial and capital projects; legal matters and related costs; consulting fees and related projects; potential offerings, sales and other actions regarding debt or equity securities of us or our subsidiaries; and future costs, working capital, revenue, business opportunities, values, debt levels, cash flow, cost savings and reductions, margins, earnings and growth. The words "will," "may," "plan," "estimate," "project," "believe," "anticipate," "intend," "expect" and similar expressions identify some of these statements.

         Actual future events and circumstances (including future performance, results and trends) could differ materially from those set forth in these statements due to various factors. These factors include:

               o the possibility that global or regional economic conditions affecting our products may not improve or may worsen;

               o the possibility that announced or anticipated additions to capacity for producing steel in electric arc furnaces or announced or anticipated reductions in graphite electrode manufacturing capacity may not occur;

               o the possibility that increased production of steel in electric arc furnaces or reductions in graphite electrode manufacturing capacity may not result in stable or increased demand for or price or sales volume of graphite electrodes;

               o the possibility that economic or technological developments may adversely affect growth in the use of graphite cathodes in lieu of carbon cathodes in the aluminum smelting process;

               o the possibility of delays in or failure to achieve widespread commercialization of proton exchange membrane ("PEM") fuel cells which use natural graphite materials and components and the possibility that manufacturers of PEM fuel cells using those materials or components may obtain those materials or components or the natural graphite used in them from other sources;

               o the possibility of delays in or failure to achieve successful development and commercialization of new or improved electronic thermal management or other products;

               o the possibility of delays in meeting or failure to meet contractually specified development objectives and the possible inability to fund and successfully complete expansion of manufacturing capacity to meet growth in demand for new or improved products, if any;

               o the possibility that we may not be able to protect our intellectual property or that intellectual property used by us infringes the rights of others;

               o the occurrence of unanticipated events or circumstances relating to pending antitrust investigations, lawsuits or claims;

               o the commencement of new investigations, lawsuits or claims relating to the same subject matter as the pending investigations, lawsuits or claims;

               o the possibility that the lawsuit against our former parents initiated by us could be dismissed or settled, our theories of liabilities or damages could be rejected, material counterclaims could be asserted against us, legal expenses and distraction of management could be greater than anticipated, or unanticipated events or circumstances may occur;

               o the possibility that expected cost savings from our enhanced global restructuring and rationalization plan, our POWER OF ONE initiative, the restructuring of our graphite and carbon specialties businesses, the shutdown of certain of our facilities and other cost reduction efforts will not be fully realized;

               o the possibility that anticipated benefits from the realignment of our businesses into two new divisions may be delayed or may not occur;

               o the possibility that we may incur unanticipated health, safety or environmental compliance, remediation or other costs or experience unanticipated raw material or energy supply, manufacturing operations or labor difficulties;

               o the occurrence of unanticipated events or circumstances relating to strategic plans or programs or relating to restructuring, realignment, strategic alliance, supply chain, technology development, investment, acquisition, joint venture, operating, integration, tax planning, rationalization, financial or capital projects;

               o changes in interest or currency exchange rates, changes in competitive conditions, changes in inflation affecting our raw material, energy or other costs, development by others of substitutes for some of our products and other technological developments;

               o the possibility that changes in financial performance may affect our compliance with financial covenants or the amount of funds available for borrowing under the New Senior Facilities; and

               o other risks and uncertainties, including those described elsewhere or incorporated by reference in this Registration Statement, the 2000 10-K, the March 10-Q, the June 10-Q or the September 10-Q.

         Occurrence of any of the events or circumstances described above could also have a material adverse effect on our business, financial condition, results of operations or cash flows.

         No assurance can be given that any future transaction about which forward looking statements may be made will be completed or as to the timing or terms of any such transaction.

         All subsequent written and oral forward looking statements by or attributable to us or persons acting on our behalf are expressly qualified in their entirety by these factors. Except as otherwise required to be disclosed in periodic reports required to be filed by public companies with the SEC pursuant to the SEC's rules, we have no duty to update these statements.

THE COMPANY

GENERAL

         We are one of the world's largest providers of natural and synthetic graphite and carbon products and services. Our products provide energy solutions to customers in the steel, aluminum, fuel cell power generation, electronics, semiconductor and transportation industries. We have a global business, selling our products and engineering and technical services in more than 80 countries, with 14 manufacturing facilities strategically located in Brazil, France, Italy, Mexico, Russia, South Africa, Spain and the U.S. and a joint venture manufacturing facility located in China, which, subject to receipt of required Chinese governmental approvals, is expected to commence operations in 2002. As a result of our experience, technology and manufacturing capability, we believe that we are the world's leading producer in all of our major product lines.

         In June 1998, we began to implement management changes, which have resulted in a new senior management team. This team has actively lowered costs, reduced debt and developed growth initiatives. In early 2001, we launched a strategic initiative to strengthen our competitive position and to change our corporate vision from an industrial products company to an energy solutions company. In connection with this initiative, we have realigned our company and management around two new operating divisions, our Graphite Power Systems Division and our Advanced Energy Technology Division.

GRAPHITE POWER SYSTEMS DIVISION

         Our Graphite Power Systems Division delivers high quality graphite and carbon electrodes and cathodes and related services that are key components of the conductive power systems used to produce steel, aluminum, and other non-ferrous metals. We are the leading producer of graphite and carbon electrodes and cathodes in the world. In 2000, net sales of this division were $651 million, with gross profit of $184 million.

         Graphite electrodes, which accounted for about 81% of this division's net sales in 2000, are a key component in the production of steel in electric arc furnaces, the steel making technology used by all "mini-mills," the higher growth sector of the steel industry. Electrodes act as conductors of electricity in a furnace, generating sufficient heat to melt scrap metal and other raw materials. We believe there is currently no commercially viable substitute for graphite electrodes in electric arc furnaces. They are the only product that combines the required level of electrical conductivity with the ability to withstand the high levels of heat generated during the production of steel in electric arc furnaces. Graphite electrodes are also used for refining steel in ladle furnaces and in other smelting processes. Carbon electrodes are used in a similar fashion in the production of silicon metal, a raw material used in the manufacture of aluminum.

         Graphite and carbon cathodes are key components in the conductive power systems used in aluminum smelting furnaces. We have used our expertise in graphite technology and high temperature industrial applications together with the technology of our strategic partner, Pechiney, the world's leading provider of aluminum smelting technology, to develop significant improvements in graphite cathodes. Graphite cathodes are the preferred technology for new smelting furnaces in the aluminum industry because they allow for substantial improvements in process efficiency. We believe that our improved graphite cathodes position us well to receive incremental orders upon the commencement of operation of the new, more efficient aluminum smelting furnaces that are being built, even as older furnaces are being shut down.

         We believe that this division is positioned to benefit from the expected cyclical recovery in steel production which, coupled with our global network of manufacturing facilities strategically located in key markets, we expect to enhance our cash flow and earnings per share.

         In May 2001, we announced that we intend to shut down our graphite electrode manufacturing operations in our Clarksville and Columbia, Tennessee facilities for an undetermined period of time. The shutdown is part of our strategy of reducing costs and optimizing global production capacity, and reflects current graphite electrode market conditions. These operations were our highest cost graphite electrode manufacturing operations. The shutdown was completed by the end of the 2001 third quarter. These operations had the capacity to manufacture about 40,000 tons of graphite electrodes annually. We expect to incrementally expand graphite electrode manufacturing capacity at our facilities in Mexico, Europe and South Africa. After the shutdown and incremental expansion, our total annual graphite electrode manufacturing capacity will be reduced from 230,000 metric tons to 210,000 metric tons.

         We believe that the barriers to new entrants in the graphite and carbon electrode industries are high. There have been no significant new entrants since 1950. We believe that our average capital investment to increase our annual graphite electrode manufacturing capacity by about 15% would be about $500 per metric ton, which we estimate is less than 20% of the initial investment for "greenfield" capacity.

         The strategic goal of this division is to generate strong cash flow by pursuing the following strategies:

        o BEING THE LOW COST SUPPLIER. We have aggressively reduced our costs of production by closing higher cost facilities and migrating that capacity to lower cost facilities, reducing our average cost of sales per metric ton of graphite electrodes by about 15% since the end of 1998. We are continuing our efforts to aggressively reduce costs and recently announced our intention to shut down our highest cost graphite electrode manufacturing operations. We believe that this division's cost structure is currently among the lowest of all major producers of graphite electrodes and that the shutdown of these operations will further enhance our position as a low cost supplier.

        o DELIVERING EXCEPTIONAL AND CONSISTENT QUALITY. We believe that we operate the world's premier electrode and cathode research and development laboratories and that our products are among the highest quality available. We have worked diligently in recent years to improve the consistent quality and uniformity of our products on a worldwide basis, providing the flexibility to source most orders from the facility that best satisfies customer needs and optimizes profitability. We believe that the consistently high quality of our products nables customers to achieve significant production efficiencies, which we believe provides us with an important competitive advantage.

        o PROVIDING SUPERIOR TECHNICAL SERVICE. We believe that we are the recognized industry leader in providing value added technical services to customers and that we have more technical service engineers, located in more countries, than any of our competitors. We believe that our superior service provides us with another important competitive advantage.

        o CAPITALIZING ON OUR GLOBAL PRESENCE AND EXECUTING OUR ASIAN GROWTH STRATEGY. We believe that this division is the worldwide leader in all of its major product lines. We are one of only two global producers of graphite and carbon electrodes and cathodes. We believe that our network of state-of-the-art manufacturing facilities in diverse geographic regions, including Brazil, France, Italy, Mexico, Russia, South Africa and Spain, coupled with our joint venture manufacturing facility located in China, which, subject to receipt of required Chinese governmental approvals, is expected to commence operations in 2002, provides us with significant operational flexibility and a significant competitive advantage. As the steel industry continues to consolidate, with the largest steel producers now operating in multiple countries, we believe that we are the producer of graphite electrodes best positioned to serve their global graphite electrode purchasing requirements.

            Our new joint venture with Jilin Carbon Co., Ltd. ("JILIN") in
            China is expected to provide us, for the first time, with access to graphite electrode manufacturing capability in Asia. We believe that our share of the Asian market for graphite electrodes was only about 4% in 2000 as compared to our worldwide market share (excluding the Asian market) of about 31% in 2000. We believe that this low cost facility will provide us with an excellent platform to expand our marketshare, both in China and in the rest of Asia.

ADVANCED ENERGY TECHNOLOGY DIVISION

         Our Advanced Energy Technology Division was established to develop high quality, highly engineered natural and synthetic graphite- and carbon-based energy technologies, products and services for high growth markets. We believe that we will be successful because of our proprietary technology related to graphite and carbon materials science and our processing and manufacturing technology. We currently sell natural and synthetic graphite- and carbon-based products to the transportation, semiconductor, aerospace, fuel cell power generation, electronics and other markets. Due to the growth potential for fuel cell power generation, electronic thermal management and other identified markets, we are investing substantial resources in developing proprietary technologies and products for these markets. In addition, we are providing cost effective technical services for a broad range of markets and licensing our proprietary technology in markets where we do not anticipate engaging in manufacturing ourselves. This division currently holds about 140 of our issued patents and about 270 of our pending patent applications and perfected patent application priority rights worldwide. In 2000, net sales of this division were $125 million, with gross profit of $32 million.

         For the fuel cell power generation market, we are developing materials and components for PEM fuel cells and fuel cell systems, including flow field plates and gas diffusion layers. For the electronic thermal management market, we are developing and selling thermal interface products and developing and introducing prototype heat spreaders, heat sinks and heat pipes for computer, communications, industrial, military, office equipment and automotive electronic applications. Other identified markets include fire retardant products for transportation applications and building and construction materials applications, industrial thermal management products for high temperature process applications, and conductive products for batteries and supercapacitor power storage applications.

         Natural graphite-based products, including flexible graphite, are developed and manufactured by our subsidiary, Graftech. Our synthetic graphite- and carbon-based products are developed and manufactured by our Advanced Carbon and Graphite Materials business unit, which includes our former graphite and carbon specialties businesses. Our technology licensing and technical services are marketed and sold by our High Tech High Temp business unit.

         The strategic goal of this division is to create stockholder value through commercialization of proprietary technologies into high growth markets. To achieve this goal, we intend to leverage our strengths at:

        o  developing and protecting intellectual property;

        o developing and commercializing prototype and next generation products and services;

        o establishing strategic alliances with customers, suppliers and other third parties; and

        o setting and achieving those milestones that are critical to the successful, timely commercialization of our technologies.

         We believe that our two largest growth opportunities are in the fuel cell power generation and electronic thermal management markets.

         FUEL CELL POWER GENERATION OPPORTUNITIES. Fuel cells provide power generation for transportation, stationary and portable applications. The use of fuel cells in the U.S. in light vehicles for transportation applications has been projected by Frost & Sullivan to reach 2.6 million vehicles by 2010. We believe that worldwide annual sales of fuel cells for non-transportation applications (stationary and portable) could reach over $2 billion by 2010.

      We have been working with Ballard since 1992 on developing natural graphite-based materials for use in Ballard fuel cells for power generation. We expect commercialization of fuel cells to occur in the middle of this decade, particularly as countries around the world deal with environmental problems created from other sources of energy. We believe that advances in fuel cell technology, growth in worldwide power demand and deregulation of power utilities as well as environmental issues are driving the market for fuel cells. Potential fuel cell applications include transportation, stationary and portable applications.

      Ballard is the world leader in developing zero-emission fuel cells known as PEM fuel cells, including direct methanol fuel cells, for power generation. Eleven out of the fourteen prototype fuel cell vehicles in the California Fuel Cell Partnership are powered by Ballard fuel cells, including Ford's FC5 and Daimler Chrysler's NECAR 4A, Jeep Commander and, most recently, NECAR 5. In 2001, the California Air Resource Board reiterated its commitment that, beginning in 2003, a minimum of 10% of the vehicles sold in California meet low or zero-emission vehicle standards.

      In 1999, we entered into a collaboration agreement with Ballard to coordinate our respective research and development efforts on flow field plates and a supply agreement for flexible graphite materials. In 2000, Ballard launched its new Mark 900 PEM fuel cell stack and announced that it was the foundation for Ballard fuel cells for transportation, stationary and portable applications. The flow field plates used in the Mark 900 are made from our GRAFCELL(R) advanced flexible graphite products. In June 2001, our subsidiary, Graftech, entered into a new exclusive development and collaboration agreement and a new exclusive long-term supply agreement with Ballard, which significantly expand the scope and term of the 1999 agreements. In addition, Ballard became a strategic investor in Graftech.

      In October 2001, Ballard launched its most advanced fuel cell platform to date, the Mark 902. Building upon the Mark 900, the advantages of the Mark 902 include lower cost, improved design for volume manufacturing, improved reliability, higher power density and enhanced compatibility with customer system requirements. The unit cell design of the Mark 902 allows scalable combinations to achieve a variety of power outputs ranging from 10kW to 300kW and is designed to allow configuration for stationary and transportation applications. Ballard reported that it has received commercial orders for the Mark 902 scheduled for delivery in 2001 and that the Mark 902 will power the ten-city European Union bus program scheduled for 2002 and 2003.

      Graftech's GRAFCELL(R) advanced flexible graphite is a strategic material for the Mark 902. GRAFCELL(R) advanced flexible graphite offers the merits of excellent electrical and thermal conductivity, low cost, light weight, and compatibility with continuous process high volume manufacturing.

      GRAFCELL(R) advanced flexible graphite will also be included in the Cdn $34.5 million sale by Ballard of Mark 900 series fuel cells to Ford Motor Company, the largest single fuel cell order in the industry to date. It will also be included in the Cdn $25.9 million sale by Ballard of fuel cells to Honda. GRAFCELL(R) advanced flexible graphite is included in Ballard's 60kW engineering prototype stationary fuel cell power generator. This unit incorporates the Mark 900 architecture that Ballard has stated will be developed for a range of fuel cell applications.

         ELECTRONIC THERMAL MANAGEMENT OPPORTUNITIES. As electronics manufacturers develop highly advanced integrated circuits, processing chips and power supplies, their ability to dissipate heat is constrained by the limitations of current thermal management products and technology. We are developing and introducing high quality, highly engineered products, designs and solutions for a wide range of applications. We are targeting:

        o thermal interface products, with a projected market of about $400 million in annual sales by 2005 and an annual growth rate of about 17% through 2005, in each case as projected by Business Communications Company, Inc.;

        o heat sink products, with a projected market of about $850 million in annual sales by 2005 and an annual growth rate of about 10% through 2005, in each case as projected by Business Communications Company; and

        o heat spreader and heat pipe products, with a projected market of about $585 million in annual sales by 2005 and an annual growth rate of about 20% through 2005, in each case as projected by Business Communications Company.

         In December 2000, we announced the introduction of, and began selling, our new line of eGraf(TM) thermal management products designed to aid the cooling of chip sets and other heat generating components in computers, communications equipment and other electronic devices. We can provide custom or off-the-shelf thermal interface products, heat sinks, heat spreaders and heat pipes and sophisticated thermal solutions for cooling complex devices. Our new product line offers advantages for mobile communications and other electronic devices over competitive products such as copper, aluminum and other current thermal interface materials. These advantages include our new products' excellent ability to conduct heat, their mechanical and thermal stability, their lightweight, compressible and conformable nature, their cost competitiveness, and their ease of handling.

SELLING STOCKHOLDERS

         This Prospectus covers offers and sales from time to time by or on behalf of each Selling Stockholder of the Shares owned by each such Selling Stockholder. The following table sets forth, to the Company's knowledge, certain information relating to the Shares and the Selling Stockholders as of September 30, 2001. Any or all of the Shares listed may be offered for sale by the Selling Stockholders from time to time. As of September 30, 2001 the Company had 56,295,577 shares of Common Stock issued and outstanding.



                                       Number of Shares      Number of Shares of
                                       of Common Stock       Common Stock Which         Number of Shares of         Percentage of
                                        Beneficially      May Be Offered and Sold           Common Stock             Outstanding
                                       Owned Prior to         by such Selling           Beneficially Owned After     Shares After
  Selling Stockholder               the Offering(a)(b)         Stockholder(a)                  Offering                Offering
  -------------------               ------------------         --------------                  --------                --------




Corrado F. De Gasperis (c)             280,761                      244,050                 36,711                        *

Scott C. Mason                         336,556                      318,000                 18,556                        *

Karen G. Narwold                       203,494                       194,246                  9,248                       *

Gilbert E. Playford (c)              1,460,894                     1,209,000                251,894                       *

Craig S. Shular (c)                    402,814                       372,000                 30,814                       *

R. Eugene Cartledge                     40,250                        40,250                     --                       *

Mary B. Cranston                        27,731                        27,731                     --                       *

John R. Hall                            41,030                        41,030                     --                       *

Thomas Marshall                        111,270                       111,270                     --                       *

Michael C. Nahl                         28,680                        28,680                     --                       *

------------

*        Represents holdings of less than one percent.


(a)      Includes shares subject to vested and unvested options as follows:



             Selling Stockholder                Vested Options              Unvested Options
             -------------------                --------------              ----------------


       Corrado F. De Gasperis                       108,500                     135,000
       Scott C. Mason                                65,000                     252,000
       Karen G. Narwold                              74,246                     120,000
       Gilbert E. Playford                          641,000                     533,000
       Craig S. Shular                              165,000                     202,000
       R. Eugene Cartledge                           16,490                       9,160
       Mary B. Cranston                              16,571                       9,160
       John R. Hall                                  14,870                       9,160
       Thomas Marshall                               16,710                       9,160
       Michael C. Nahl                               18,320                       9,160




(b)      Includes up to 500,000 shares purchased or to be purchased on the open market, including as follows:


                Selling Stockholder                      Shares
                -------------------                      ------
          Corrado F. DeGasperis                             550
          Scott C. Mason                                  1,000
          Gilbert E. Playford                            35,000
          Craig S. Shular                                 5,000
          R. Eugene Cartledge                            14,000
          Mary B. Cranston                                2,000
          John R. Hall                                   16,000


                Selling Stockholder                      Shares
                -------------------                      ------
          Thomas Marshall                                85,000
          Michael C. Nahl                                 1,000




(c)      Includes securities of which the stockholder disclaims beneficial ownership as follows:

                Selling Stockholder                  Securities
                -------------------                  ----------
          Corrado F. DeGasperis                           7,537
          Gilbert E. Playford                            39,414
          Craig S. Shular                                15,452




         Each such Selling Stockholder has been employed by the Company in various positions during the past three years, except (i) Mr. Shular, who joined the Company in January 1999 and Mr. Mason, who joined the Company in April 2000 and (ii) Messrs. Cartledge, Hall, Marshall and Nahl and Ms. Cranston, each of whom is a director of UCAR.

         The Selling Stockholders acquired (a) shares and options to purchase shares of Common Stock pursuant to grants under (i) the Company's Management Stock Option Plan, (ii) in the case of Ms. Narwold, under the Company's 1996 Mid-Management Equity Incentive Plan, (iii) in the case of Messrs. Cartledge, Hall, Marshall and Nahl, under the Company's 1995 Directors Stock Plan and (iv) in the case of Mr. Playford, under a one-time grant of restricted stock and (b) shares of Common Stock purchased on the open market. The shares of Common Stock to be sold hereunder, other than those issued under the 1995 Directors Stock Plan and the one-time grant of restricted stock or purchased on the open market, will be acquired upon the exercise of options.


PLAN OF DISTRIBUTION

         The Shares may be offered and sold from time to time by one or more of the Selling Stockholders. No Selling Stockholder is required to offer or sell any of his Shares. The Selling Stockholders anticipate that, if and when offered and sold, the Shares will be offered and sold in transactions effected on the New York Stock Exchange (NYSE) at then prevailing market prices. The Selling Stockholders reserve the right, however, to offer and sell the Shares on any other national securities exchange on which the Common Stock may become listed or in the over-the-counter market, in each case at then prevailing market prices, or in privately negotiated transactions at a price then to be negotiated. All offers and sales made on the NYSE or any other national securities exchange or in the over-the-counter market will be made through or to licensed or registered brokers and dealers.

         All proceeds from the sale of the Shares will be paid directly to the Selling Stockholders and will not be deposited in an escrow, trust or other similar arrangement. We will not receive any proceeds from the offer and sale of these shares of Common Stock by the Selling Stockholders. We will bear all of the expenses in connection with the registration of these Shares, including legal and accounting fees. No discounts, commissions or other compensation will be allowed or paid by the Selling Stockholders or us in connection with the offer and sale of these shares of Common Stock, except that usual and customary brokers' commissions or dealers' discounts may be paid or allowed by the Selling Stockholders.

EXPERTS

         The Consolidated Financial Statements of the Company, as of December 31, 2000 and 1999, and for each of the years in the three year period ended December 31, 2000, which are included in UCAR's Annual Report on Form 10-K for the year ended December 31, 2000, have been incorporated by reference into this Prospectus and into the Registration Statement in which this Prospectus appears in reliance upon the report of KPMG LLP, independent accountants, which is incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.


LEGAL MATTERS

         Certain legal matters in connection with the legality of the Shares have been passed upon for the Company by Kelley Drye & Warren LLP, Stamford, Connecticut.

                                    * * * * *

No  dealer,  salesperson  or  other  person  has
been authorized  to  give  any information or to
make  any  representation  not contained in this
Prospectus,  and,  if   given  or   made,   such
information  or  representation   must  not   be
relied upon  as having  been authorized  by  the
Company  or   any   Selling   Stockholder.  This
Prospectus does not constitute  an offer to sell
or a solicitation of an offer to  buy any of the
securities offered hereby in any jurisdiction to
any  person  to  whom  it  is  unlawful  to make      UCAR  INTERNATIONAL  INC.
such  offer  in such jurisdiction.  Neither  the
delivery  of this  Prospectus  nor any sale made
hereunder  shall,  under    any   circumstances,
create any implication that  there  has  been no
change in the affairs of the  Company since  the
date  hereof  or  that the information contained           2,881,461 Shares
herein  is  correct as of any time subsequent to             Common Stock
its date.                                                  ($.01 par value)




                                                               PROSPECTUS



                      TABLE OF CONTENTS

                                                    Page
                                                    ----

Available Information..................................2
Incorporation of Documents by Reference................3
Risks Regarding Forward-Looking
   Statements..........................................4
The Company............................................6
Selling Stockholders...................................7
Plan of Distribution...................................9
Experts................................................9
Legal Matters..........................................9

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

      The following table sets forth the costs and expenses, other than underwriting discounts and commissions, paid or to be paid in connection with the issuance and distribution of the securities being registered.

     SEC registration fee....................................            $0*
     Legal fees and expenses.................................      $10,000**
     Accounting fees and expenses............................      $ 5,000**
     Miscellaneous...........................................      $ 4,000**
              Total..........................................      $19,000**

------------------
*   A fee of $3,796.00 has already been paid.

**  Estimated.

      All expenses of such issuance and distribution will be paid by the registrant, other than transfer taxes relating to the sale of the securities registered hereby to be sold by the Selling Stockholders.



ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

      Section 145 of the General Corporation Law of the State of Delaware (the "Law") provides as follows:

       "(a)    A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person's conduct was unlawful.

      (b) A corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

      (c) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

      (d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (3) by the stockholders.

      (e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

      (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

      (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section.

      (h) For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

      (i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

      (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

      (k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation's obligation to advance expenses (including attorneys' fees)."

      Section 102(b)(7) of the Law provides as follows:

      "(b)      In addition to the matters required to be set forth in the certificate of incorporation by subsection (a) of this section, the certificate of incorporation may also contain any or all of the following matters:

      (7) A provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director: (i) for any breach of the director's duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under section 174 of this title; or (iv) for any transaction from which the director derived an improper personal benefit.

No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective. All references in this paragraph to a director shall also be deemed to refer (x) to a member of the governing body of a corporation which is not authorized to issue capital stock, and (y) to such other person or persons, if any, who, pursuant to a provision of the certificate of incorporation in accordance with Section 141(a) of this title, exercise or perform any of the powers or duties otherwise conferred or imposed upon the board of directors by this title."

      The Company maintains a director's and officer's liability insurance policy which indemnifies directors and officers for certain losses arising from claims by reason of a wrongful act, as defined therein, under certain circumstances.

      In addition, in response to this Item 15, the following information is incorporated by reference: the information included in the description of the registrant's capital stock contained in the registrant's Registration Statement on Form 8-A dated July 28, 1995, as updated by any amendment or report filed for the purpose of updating such description; the description of the rights contained in the registrant's Registration Statement on Form 8-A dated September 10, 1998, as updated by any amendment or report filed for the purpose of updating such description; Articles Tenth and Eleventh of the Amended and Restated Certificate of Incorporation of the registrant incorporated by reference as Exhibit 3.1 to this Registration Statement; and Article V of the Amended and Restated By-Laws of the registrant incorporated by reference as
Exhibit 3.2 to this Registration Statement.

Item 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

      (a) The exhibits listed in the following table have been filed as part of this Registration Statement.

    Exhibit
    Number                                     Description of Exhibit
    -------                                    ----------------------

      4.1 UCAR International Inc. Management Stock Option Plan effective September 29, 1998 (Senior Management Version)(incorporated by reference to the Registration Statement of the Registrant on Form S-8 (File No. 333-82411)).

      4.2 Form of Non-Qualified Stock Option Agreement (incorporated by reference to the Registration Statement of the Registrant on Form S-1 (File No. 33-84850)).

      4.3 Form of Non-Qualified Stock Option Agreement Standard Option Version (incorporated by reference to the Annual Report on Form 10-K of the Registrant for the year ended December 31, 1998 (File No. 1-13888)).

      4.4 UCAR International Inc. 1996 Mid-Management Equity Incentive Plan effective as of February 6, 1996 (incorporated by reference to the Registration Statement of the Registrant on Form S-1 (File No. 333-1090)).

      4.5 UCAR International Inc. 1995 Directors Stock Plan effective as of August 15, 1995 (incorporated by reference to the Registration Statement of the Registrant on Form S-1
                 (File No. 33-94698)).

      4.6 First Amendment to such Directors Stock Plan effective September 1, 1995 (incorporated by reference to the Registration Statement of the Registrant on Form S-1 (File No. 333-1090)).

      4.7 Second Amendment to such Directors Stock Plan dated July 29, 1996 (incorporated by reference to the Quarterly Report of the Registrant for the quarter ended June 30, 1996 (File No. 1-13888)).

      4.8 Third Amendment to such Directors Stock Plan effective September 8, 1997 (incorporated by reference to the Annual Report of the Registrant on Form 10-K for the year ended December 31, 1997 (File No. 1-13888)).

      4.9 Fourth Amendment to such Directors Stock Plan effective April 8, 1997 (incorporated by reference to the Annual Report of the Registrant on Form 10-K for the year ended December 31, 1997 (File No. 1-13888)).

     4.10 Restricted Stock Agreement dated as of January 1, 2000 between UCAR International Inc. and Gilbert E. Playford (incorporated by reference to the Annual Report of the Registrant on Form 10-K for the year ended December 31, 2000 (File No. 1-13888)).

      5.1 Opinion of Kelley Drye & Warren LLP regarding the validity of the Securities originally registered (previously filed).

      5.2 Opinion of Kelley Drye & Warren LLP regarding the validity of the Securities registered subsequently (previously filed).

    Exhibit
    Number                                     Description of Exhibit
    -------                                    ----------------------

     23.1        Consent of Kelley Drye & Warren LLP (included in Exhibit 5.1).
     23.2        Consent of KPMG LLP.
     23.3        Consent of Kelley Drye & Warren LLP (included in Exhibit 5.2).
     24.1        Powers of Attorney.

      (b)       Financial Statement Schedules

      All schedules are omitted as the required information is inapplicable or the information is presented in the Consolidated Financial Statements or related notes thereto.


ITEM 17.  UNDERTAKINGS

      The undersigned Registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation form the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registrant Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      The registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Nashville, State of Tennessee on this 21st day of December 2001.

                                         UCAR INTERNATIONAL INC.


                                         By:   /s/ Corrado F. De Gasperis
                                            -----------------------------------
                                            Name:  Corrado F. De Gasperis
                                            Title: Vice President,
                                                   Chief Financial Officer and
                                                   Chief Information Officer

         PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT TO THE REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.


                   Signatures                                        Title                             Date
                   ----------                                        -----                             ----

                       *                                  President, Chief Executive Officer and      December 21, 2001
-----------------------------------------------------                      Director
               Gilbert E. Playford                                (Principal Executive Officer)


            /s/ Corrado F. De Gasperis                    Vice President, Chief Financial Officer      December 21, 2001
-----------------------------------------------------           and Chief Information Officer
             Corrado F. De Gasperis                    (Principal Financial and Accounting
                                                                        Officer)


                       *                                                 Director                     December 21, 2001
------------------------------------------------------
               R. Eugene Cartledge


                       *                                                 Director                     December 21, 2001
------------------------------------------------------
                Mary B. Cranston


                       *                                                 Director                     December 21, 2001
------------------------------------------------------
                  John R. Hall


                       *                                                 Director                     December 21, 2001
------------------------------------------------------
                 Thomas Marshall


                       *                                                 Director                     December 21, 2001
------------------------------------------------------
                 Michael C. Nahl


*By      /s/ Corrado F. De Gasperis
    --------------------------------------
         Attorney-in-fact



                                  EXHIBIT INDEX


  Exhibit No.                         Description               Page No.
  -----------                         -----------               -------

     23.2                       Consent of KPMG LLP.
     24.1                       Powers of Attorney.